Exhibit 10.1
RELEASE
     This Release (“Agreement”) is made and entered into this                      day of March, 2006, by and between Kerry A. Shiba, his heirs, executors/administrators, successors, and assigns (collectively “Shiba”) and the Kaiser Aluminum & Chemical Corporation, its successors, assigns, officers, directors, shareholders, members, employees, agents, and counsel (collectively “Kaiser”). The effective date of this Agreement shall be seven (7) calendar days after March ___, 2006, provided that Shiba has not exercised his right to revoke the Agreement pursuant to paragraph 13(d) below.
     WHEREAS, Shiba resigned his employment effective January 23, 2006; and
     WHEREAS, It is the mutual desire of all concerned to settle and resolve any known and unknown disputes, claims and/or differences under the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the parties agree as follows:
     1. Shiba, on behalf of Shiba, Shiba’s successors, administrators, heirs and assigns, hereby fully releases, waives and forever discharges Kaiser, all of Kaiser’s affiliated companies and subsidiaries, alter egos, their predecessors, successors, affiliates, assigns, shareholders, directors, officers, agents, attorneys and employees, whether past, present or future (the “Released Parties”), from all causes of action, suits, debts, claims, demands, damages, costs, judgments or liabilities of any nature, including costs and attorneys’ fees, which he now has or may have, whether known or unknown, against Kaiser or any of the Released Parties on account of his employment with and/or separation of such employment with Kaiser. This release also includes, but is not limited to, any claim for bonus, severance, change-in-control or other compensation or benefits; claims under any severance or similar agreement between or among Shiba and Kaiser; any claim of discrimination or harassment based upon any basis, including race, color, national origin, religion, sex, age, or disability arising under any federal, state, or local statute, regulation, ordinance, order, or law, including, without limitation, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the National Labor Relations Act, as amended; the Civil Rights Acts of 1866 and 1871 (42 U.S.C. §§ 1981, 1983, 1985, et. seq.), as amended; the Civil Rights Act of 1991; any and all claims under federal, state, or local law including, without limitation, any claim of the existence or breach of an oral, implied, or written contract of employment; negligent or intentional misrepresentations; wrongful discharge; interference with contract; defamation; assault and battery; negligent or intentional infliction of emotional distress; violation of public policy; whistle-blowing; promissory and/or equitable estoppel; and any other federal, state, or local laws regarding rights or claims relating to employment. Shiba acknowledges and agrees that this release and the release contained in paragraph 2 are essential and material terms of this Agreement, and that without such release and covenant not to sue, no agreement would have been reached by the parties. Shiba also understands and acknowledges the significance and consequences of this release and this Agreement. Notwithstanding the foregoing release, Kaiser’s obligations (i) of performance under this Agreement shall continue in full force and effect in accordance with its terms and (ii) to indemnify Shiba pursuant to the terms of the indemnity agreements between Kaiser and Shiba shall continue in full force and effect. In addition, in the event that any legal action against Shiba is initiated by anyone covered by this release who has otherwise released Shiba under the terms of any agreement between such person and Kaiser, Shiba shall be free to assert any counterclaims against such person as though this release did not exist.
     2. As a condition of Shiba’s willingness to enter into this Agreement, and in consideration for the agreements of Shiba contained in this Agreement, Kaiser and its past, present and future, direct and indirect, affiliates, predecessors, successors and assigns, with the intention of binding itself, its assigns and legal representatives, hereby releases, waives and forever discharges Shiba from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that Kaiser ever had, now has or hereafter may have against Shiba up to and including the date of the execution of this Agreement; provided, however, that the release contained in this paragraph shall not release any acts or omissions by Shiba that were fraudulent or criminal. Kaiser represents that it is unaware of Shiba having engaged in any such fraudulent or criminal acts. In giving the release contemplated by this paragraph Shibarepresents that he has not engaged in conduct outside the scope of his duties at Kaiser that could give rise to any nonfrivolous and good faith claim(s) against Kaiser by a third party and that he is not aware of any such pending or threatened claims,Kaiser represents that it is unaware of Shiba having engaged in such conduct (described in the preceding sentence )and is unaware of any such pending or threatened claims Notwithstanding the foregoing release, Shiba’s obligations of performance under this Agreement shall continue in full force and effect in accordance with its terms.
     3. It is understood and agreed that this is a full and final release applying not only to all claims as defined in paragraphs 1 ,2 and 3 that are presently known, anticipated or disclosed to the parties, but also to all claims as defined in paragraphs 1, 2 and 3 that are presently unknown, unanticipated, and undisclosed to the parties. Shiba and Kaiser hereby each waive any and all rights or benefits that either party may now have, or may in the future have, under the terms of California Civil Code Section 1542, which provides as follows:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     4. Kaiser will pay to Shiba the following amounts, less all authorized deductions and required legal withholdings:
a.	Earned 2005 STI in which Shiba has a vested interest without deduction or modifiers, based on Kaiser’s results for 2005, with such amount being paid to Shiba no later than March 31, 2006;

b.	$141,796.00 representing earned LTI awards for 2002 and 2003, with such amount being paid to Shiba within three (3) days of the effective date of this Agreement;

c.	An amount equal to Shiba’s 2004 and 2005 earned LTI, without deduction or modifiers, based on Kaiser results for 2004 and 2005, with such amount being paid to Shiba no later than March 31, 2006;

d.	$135,000.00 to be paid within three (3) days of the effective date of this Agreement; and,

e.	$135,000.00 to be paid on July 23, 2006, which payment is contingent on Shiba fulfilling his obligations under paragraph 12 of this Agreement.
     5. Kaiser agrees and acknowledges that it has an obligation to pay Shiba for all accrued, but unused vacation as of January 23, 2006, meaning unused vacation for 2005 and vacation accrued in 2006 for 2007. Kaiser shall pay Shiba for 41 days of vacation in fulfillment of its vacation obligations and shall make such payment by February 15, 2006.
     6. Kaiser will pay Shiba’s COBRA premiums for his medical and dental coverage currently in effect through the earlier of (i) the date Shiba becomes eligible for comparable medical coverage under another employer’s health insurance plans or (ii) February 28, 2007.
     7. Kaiser will continue to pay or reimburse Shiba for the base monthly dues for the membership at Coto de Caza Golf & Racquet through March 31, 2006, at which time Shiba will no longer have access to such membership and will cooperate with Kaiser to transfer the membership back to Kaiser.
     8. Except as otherwise set forth above or as provided in the insurance or benefit plans, Shiba’s participation in or receipt of any other benefits made available by the Kaiser, including, but not limited to all insurance programs or plans will terminate effective January 23, 2006. Pursuant to any applicable plan documents, Shiba’s participation in Kaiser’s retirement and/or 401(k) plans terminated effective January 23, 2006. Shiba will be entitled to those amounts in which he is vested, if any, under the terms of the retirement and/or 401(k) plans.
     9. Kaiser will provide Shiba with favorable performance references that highlight the accomplishments and successes Shiba achieved that are noted on Exhibit A hereto. Kaiser will provide Shiba with out-placement services consistent with Kaiser’s existing policies.
     10. The parties agree that they will not disparage, debase or demean each other.
     11. Shiba represents and warrants that he has returned to Kaiser all Kaiser’s property, books, lists, records, other documents, and equipment, except for a HP 6L printer and damaged Compaq laptop computer both of which Kaiser has authorized Shiba to retain. Shiba covenants that should Shiba at any time discover in his possession any additional items of Kaiser’s property, books, notes, records, documents or equipment, Shiba will promptly return such property to Kaiser.

     12. Shiba agrees to assist and cooperate with Kaiser in the transition of Employee’s projects and assignments through July 23, 2006, and that Kaiser shall fully pay for or reimburse any reasonable out-of-pocket costs and expenses incurred in these efforts provided that such costs and expenses are approved in advance by Kaiser. In connection with the foregoing, Kaiser understands and acknowledges that while Shiba shall endeavor to use his reasonable best efforts to assist and cooperate in the transition and provide information which he believes to be reliable and relevant, Shiba shall not have authority to act on behalf of Kaiser nor any liability to Kaiser resulting from the advice provided by Shiba or use of such information by Kaiser.
     13. Shiba and Kaiser acknowledge that it is their mutual intent that this Agreement complies with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Shiba acknowledges and agrees that:
(a) By signing this Agreement, Shiba is knowingly and voluntarily waiving his rights under the Age Discrimination in Employment Act, as amended;
(b) Kaiser has advised Shiba to consult with an attorney of his choosing regarding the terms of this Agreement including the waiver of rights, and Shiba has done so;
(c) Kaiser has given Shiba twenty-one (21) calendar days to consider this Agreement, and Shiba hereby voluntarily waives the 21-day consideration period;
(d) (d) Shiba has the right to revoke this Agreement within seven (7) calendar days of its execution; and Shiba has read and fully understands the terms of this Agreement.
     14. Shiba represents and warrants that he has not filed or instituted any claim, complaint, charge, or proceeding before any court, administrative agency, or any other tribunal regarding his employment with Kaiser, the terms and conditions of such employment, the termination of such employment, or any alleged violation of state, federal, or local law or regulations by Kaiser.
     15. Kaiser represents and warrants that it has not filed or instituted any claim, complaint, charge, or proceeding before any court, administrative agency, or any other tribunal regarding Shiba.
     16. For the one year period following the termination of employment with Kaiser, Shiba agrees that he will not, without the prior written consent of Kaiser, which shall not unreasonably be withheld, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of five percent (5%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity (i) provide services, advice or assistance to any business, person or entity which competes with Kaiser directly, as a primary focus of its business, in the United States or in any other location in which Kaiser operates, in the manufacture, sale or delivery of any materials, products or services which constitute more than twenty percent (20%) of Kaiser’s revenues in the prior twelve month period; or (ii) intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with Kaiser, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship.
     17. Shiba shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding Kaiser which is (i) not available to the general public, and/or (ii) not generally known outside Kaiser, to which Shiba has or will have had access at any time during the course of his or her employment by Kaiser, including, without limitation, any information relating to: Kaiser’s business or operations; its plans, strategies, prospects or objectives; its products, technology, intellectual property, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures. For the avoidance of doubt, the foregoing obligations do not apply to information that (a) is currently, or becomes, generally available to the public other than as a result of a disclosure by Shiba in breach of this Agreement, or (b) Shiba establishes otherwise became available to Shiba from a third party who is not known by Shiba to have a confidentiality obligation to Kaiser.
     18. In the event Shiba is requested or required, by law, rule, or regulation, or by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process, to disclose any confidential information, Shiba will (unless prohibited by law) provide Kaiser with prompt notice thereof and provide sufficient information to enable Kaiser to seek an appropriate protective order or, if Kaiser wishes to do so, waive Shiba compliance with the pertinent provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Shiba is nonetheless, in the reasonable advice of his counsel, required to disclose any such information, Shiba may disclose such information to the extent so required. If any phrase, clause, term, item or provision of this Agreement is declared invalid or unenforceable by a court, administrative agency, or arbitrator of competent jurisdiction; such phrase, clause, term, item or provision shall be deemed severed from this Agreement, as applicable, but will not affect any other provisions of this Agreement which shall otherwise remain in full force and effect.
     19. To the maximum extent permitted by law, the parties covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against each other or any of the Released Parties, including, but not limited to, any of the claims released in paragraphs 1 and 2 of this Agreement.
     20. Shiba and Kaiser agree that neither Shiba nor the Released Parties admit liability for, or violation of, any contract, any federal, state or local statute or regulation, or any right protected under the common law.
     21. Shiba acknowledges that Shiba fully understands his right to discuss this Agreement with his private attorney, that Shiba has availed himself of this right, that Shiba has carefully read and fully understands this entire Agreement, and that Shiba is voluntarily entering into this Agreement.

     22. Shiba agrees that (except in connection with tax reporting, or pursuant to legal process in any legal action to enforce the terms of this Agreement) Shiba, Shiba’s agents, and Shiba’s family members shall keep confidential the terms of this Agreement and the allegations asserted by Shiba. Shiba agrees that if Shiba discloses the terms of this Agreement or the allegations to any other person, such disclosure will constitute a breach of this Agreement, except, notwithstanding any provision to the contrary, nothing in this Agreement shall limit Shiba’s obligation to respond to properly issued subpoenas or requests by government agencies for information or documents, in which case Shiba shall provide Kaiser with prompt notice to permit Kaiser to seek to quash or otherwise limit the requests, and with Shiba then responding as required.
     23. Kaiser agrees that (except in connection with tax reporting, required disclosures under federal securities laws or pursuant to legal process in any legal action to enforce the terms of this Agreement) Kaiser and its agents shall keep confidential the terms of this Agreement. Except as set forth above, Kaiser agrees that if Kaiser discloses the terms of this Agreement to any other person, such disclosure will constitute a breach of this Agreement, except, notwithstanding any provision to the contrary, nothing in this Agreement shall limit Kaiser’s obligation to respond to properly issued subpoenas or requests by government agencies for information or documents, in which case Kaiser shall provide Shiba with prompt notice to permit Shiba to seek to quash or otherwise limit the requests, and with Kaiser then responding as required.
     24. Any notice or communication required or permitted under this Agreement must be in writing to Shiba at 27550 Glenwood Drive, Mission Viejo, CA 92692and to Kaiser at 27422 Portola Parkway, Suite 350, Foothill Ranch, CA 92610.
     25. Shiba agrees that this Agreement constitutes the entire understanding between the parties with reference to the subject matter of this Agreement and all prior negotiations and understandings, verbal or written, between Shiba and Kaiser, relating to the items and things referred to in this Agreement have been merged herein.
     26. The parties hereto agree that if any covenant, paragraph or clause contained in this Agreement, other than paragraphs 1 and 2, is declared illegal, null or void, or against public policy, for any reason, the remaining covenants, paragraphs or clauses contained in this Agreement shall not be affected thereby. If Shiba brings legal action against Kaiser, and if paragraphs 1 and 2, or any of them, are declared illegal, null or void, or against public policy, Shiba will return to Kaiser all monies received by Shiba under this Agreement.
     27. Any and all disputes arising out of or in any way related to Shiba’s employment with, or separation from, Kaiser, as well as any and all disputes or claims arising out of or in any way related to this Agreement, including, without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in the County of Orange, State of California, in accordance with the rules of that body governing employment disputes, and the prevailing party shall be entitled to reasonable costs and attorneys’ fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     WHEREFORE, the parties hereto have executed this Agreement in counterpart originals or otherwise, as of the dates set forth below.

KERRY A. SHIBA

Date:

KAISER ALUMINUM & CHEMICAL CORPORATION

Date:	By

Name: John M. Donnan
	Its:	Vice President and General Counsel

Exhibit A
Kerry Shiba – Items to Note for Performance References
•	Upgraded key lending relationships while still undergoing Chapter 11 reorganization
•	Negotiated and secured $325 million exit financing commitments at favorable terms
•	Negotiated and secured $200 million replacement debtor-in-possession credit facility
•	Negotiated and secured 8 key amendments to original debtor-in-possession credit facility
•	Key member of core executive team leading successful and highly complex Chapter 11 restructuring
•	Established and retained key supplier and hedge counterparty unsecured credit support during Chapter 11 reorganization
•	Key spokesperson in retaining support from existing and new key customers during reorganization; realigned customer credit strategy resulting in approximately $20 million additional revenue
•	Led relocation and restructuring of corporate headquarters operations, including outsourcing of tax, risk management and investor / public relations functions
•	Implemented investor and public relations outsourcing
•	Key member of 3-person team attracting highly qualified candidates for new board of directors
•	Led Sarbanes-Oxley 404 compliance efforts
•	Eliminated company’s poor reputation in key insurance markets resulting in $5+ million premium reduction